UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 12, 2018

SURNA INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54286	27-3911608
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1780 55th Street, Suite C

Boulder, Colorado 80301

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 993-5271

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

A. Appointment of Secretary

On September 12, 2018, the Board of Directors (the “Board”) of Surna Inc. (the “Company”) appointed Mark E. Smiens as the Company’s Secretary. Mr. Smiens is the Company’s Chief Financial Officer and Treasurer. Biographical information for Mr. Smiens is included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 10, 2018.

B. Appointment of New Director

On September 12, 2018, the Board appointed Anthony K. McDonald as a director of the Company to fill a vacancy on the Board. Mr. McDonald will serve as a director until the next annual meeting of shareholders and until his respective successor is duly elected and qualified. In connection with the appointment of Mr. McDonald, the Board determined that Mr. McDonald is an “independent director” as such term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market.

There were no arrangements or understandings between Mr. McDonald and the Company or any other persons to which Mr. McDonald was selected as a director.

Biographical and other information for Mr. McDonald is set forth below.

Mr. McDonald, age 60, has been involved in building businesses in the cleantech, energy efficiency and heating, ventilation and air conditioning (“HVAC”) industries over the past 10 years. Mr. McDonald led sales and business development as Vice-President - Sales for Coolerado Corp., a manufacturer and marketer of innovative, energy-efficient air conditioning systems for commercial, government, and military use. Along with Coolerado’s CEO, Mr. McDonald was instrumental in growing the business to become an INC. 600 high-growth company award winner and assisted in raising $15 million of private funding from a cleantech investment fund. In 2015, Coolerado was acquired by Seeley International, Australia’s largest air conditioning manufacturer and an innovative global leader in the design and production of energy-efficient cooling and heating products, where Mr. McDonald served as National Account Manager. Mr. McDonald is currently Vice-President - Sales and outside advisor for SunTech Drive LLC, a solar energy equipment supplier located in Boulder, Colorado. He is also the founder and Managing Partner of Cleantechsell.com and the author of Cleantech Sell: The Essential Guide To Selling Resource Efficient Products In The B2B Market.

Prior to joining Coolerado, Mr. McDonald spent over ten years in the private equity industry where he was involved in numerous transactions in the technology, manufacturing, and power development industries. As a business development officer at Private Capital Resource Group and MidCoast Investments, national private equity acquisitions groups, and later as founder and principal of Marz Capital, a specialty finance firm that provided financing for middle market buyouts, Mr. McDonald has identified, financed, or acquired numerous transactions with total enterprise value in excess of $200 million.

Mr. McDonald was also a consultant to international banks with KMPG from 1994 to 1997 and served a as director for Keating Capital, Inc., a publicly-traded business development company that made investments in pre-IPO companies. He currently serves as a mentor for companies in the Clean Tech Open competition.

Mr. McDonald is a U.S. Army veteran and a graduate of the U.S. Military Academy at West Point, N.Y. where he earned a B.S. degree in Engineering and Economics. He also received an M.B.A. degree from the Harvard Business School.

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C. Appointment to Audit Committee

On September 12, 2018, Mr. McDonald was appointed to serve as a member of the Audit Committee. The other members of the Audit Committee are J. Taylor Simonton (Chairman) and Timothy J. Keating, the Company’s other independent directors.

Item 7.01 Regulation FD Disclosure.

The Company issued a press release on September 13, 2018 announcing the appointment of Mr. McDonald as an independent director. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated September 13, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 13, 2018	SURNA INC.

	By:	/s/ Chris Bechtel
Chris Bechtel
President and Chief Executive Officer

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